Exhibit 10.7

Sabine Pass Liquefaction, LLC

May 12, 2016

Attention: Chief Counsel

BG Gulf Coast LNG, LLC

811 Main Street

Suite 3400

Houston, TX 77002

Re:	Procedures for Section 8(b) and Section 9(c) of Exhibit A to the Amended and Restated LNG Sale and Purchase Agreement (FOB) between Sabine Pass Liquefaction, LLC and BG

Gulf Coast LNG, LLC dated January 25, 2012 (“SPA”)

Dear Sir or Madam:

Reference is made to the SPA. Capitalized terms not otherwise defined herein have the meaning set forth in the SPA.

Pursuant to Section 8 of Exhibit A of the SPA, the Parties hereby mutually agree that from the date hereof the following procedure will be employed in lieu of the procedure set forth in Section 8(b), Manual Samples, of Exhibit A to the SPA:

Seller shall collect a total of six (6) spot samples from the vaporizer during full rate of loading. Two samples when the loading is twenty-five percent (25%), two samples when loading is at fifty percent (50%) and two samples when loading is at seventy-five percent (75%) complete. Spot samples shall be collected in accordance with Gas Processors Association (“GPA”) Standard 2166 - Methods for Obtaining Gas Samples for Analysis by Gas Chromatography - or by other mutually agreeable methods. The samples shall be properly labeled. Seller shall retain all six (6) samples for a period of thirty (30) days, unless the analysis is in dispute; provided, however, Buyer may request in writing prior to the end of loading that Seller distribute up to one set (25%, 50%, 75%) of such samples to Buyer. If the analysis is in dispute, the remaining samples will be retained until the dispute is resolved.

If Buyer requests a set of samples for distribution, Buyer shall return the set of sample cylinders provided or identical set within sixty (60) days. If the set of sample cylinders provided are not returned or replaced within the sixty days Seller will procure replacement cylinders and Buyer will be invoiced for cost of replacement of cylinders inclusive of preparations cost.

Pursuant to Section 9(c) of Exhibit A of the SPA, the Parties hereby mutually agree that from the date hereof the following procedure will be employed in lieu of the procedure set forth in Section 9(c), GPA Standard 2377 and 2265, of Exhibit A to the SPA:

700 Milam Street, Suite 1900, Houston, Texas 77002

+1 713-375-5000

GPA Standard 2377. Seller shall determine the presence of Hydrogen Sulfide (H2S) by use of GPA Standard 2377 — Test of Hydrogen Sulfide and Carbon Dioxide in Gas Using Length of Stain Tubes. If the presence of Hydrogen Sulfide is detected, an additional test shall be performed to confirm the concentration following ASTM D5504 (Determination of Sulfur Compounds in Natural Gas and Gaseous Fuels by Gas Chromatography and Chemiluminescence). Total sulfur will be detennined as the summation of sulfur compounds (i.e . mercaptans) following ASTM D1988-06 (Standard Test Method for Mercaptans in Natural Gas using Length-of-Stain Detector Tubes). If presence of sulfur compounds is detected, an additional test shall be performed to confirm the concentration of total sulfur following ASTM D6667 (Determination of Total Volatile Sulfur in Gaseous Hydrocarbons and Liquefied Petroleum Gases by Ultraviolet Fluorescence).

Except as set forth in this Letter Agreement, no waivers or consents are being given in this Letter Agreement and the SPA continues unimpaired and in full force and effect in accordance with the provisions thereof. This Letter Agreement shall be governed by and construed in accordance with the laws of the State of New York (United States of America) without regard to principles of conflict of laws that would specify the use of other laws. Any dispute, controversy or claim arising out of or relating to this Amendment, or the breach, termination or invalidity thereof, shall be resolved in accordance with the dispute resolution procedures set forth in Article 21 of the SPA. This Letter Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document.

Please acknowledge your acceptance of and agreement with this Letter Agreement by returning a fully executed original of this letter to Seller at the following address:

Sabine Pass Liquefaction, LLC

700 Milam Street

Suite 1900

Houston, TX 77002

Attention: Commercial Operations

700 Milam Street, Suite 1900, Houston, Texas 77002

+1 713-375-5000

If you have any questions, please contact Customer.Coordination@cheniere.com or call +1(713) 375-5121.

Sincerely,

SABINE PASS LIQUEFACTION, LLC

By:	/s/ COREY GRINDAL
Name:	COREY GRINDAL
Title:	VICE PRESIDENT

AGREED AND ACCEPTED THIS 13 DAY OF May, 2016

BG GULF COAST LNG, LLC

By:	/s/ DOMINIC CAROLAN
Name:	DOMINIC CAROLAN
Title:	President, BG Gulf Coast LNG, LLC

700 Milam Street, Suite 1900, Houston, Texas 77002

+1 713-375-5000